EX 15 LETTER FROM ERNST & YOUNG

August 25, 2009

The Board of Directors and Shareholders
Gol Linhas Aéreas Inteligentes S.A.

We are aware of the incorporation by reference in the Registration Statement (Form F-3 No. 333-00000) of Gol Linhas Aéreas Inteligentes S.A. for the registration of 35,000,000 shares of its preferred stock of our report dated August 10, 2009 relating to the unaudited condensed consolidated interim financial statements of Gol Linhas Aéreas Inteligentes S.A. that are included in its Form 6-K for the six-month period ended June 30, 2008.

ERNST & YOUNG
Auditores Independentes S.S.
CRC-2SP015199/O-6

           /s/ Luiz Carlos Passetti
Luiz Carlos Passetti
Partner